Exhibit 10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 25, 2008, relating to the financial statements of Prudential Retirement Insurance and Annuity Company Variable Contract Account A, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 14, 2008, relating to the financial statements of Prudential Retirement Insurance and Annuity Company, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

April 29, 2008